Exhibit 99.1
Aptar Reports Third Quarter 2023 Results
Crystal Lake, Illinois, October 25, 2023 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong operational performance driven by continued growth of the company’s proprietary drug delivery systems. Strong sales from prestige and mass fragrance dispensing devices also contributed positively to the results. Reported sales increased by 7% and core sales, excluding currency and acquisition effects, increased by 2%. Aptar reported net income of $84 million for the quarter, a 55% increase over the prior year.
Commenting on the third quarter results, Stephan B. Tanda, Aptar President and CEO, said, “Aptar delivered another quarter of strong, double-digit EPS growth, driven by increased core sales in our proprietary pharma dosing and dispensing systems and the success of our beauty dispensing solutions in fragrance. Our margins also continued to improve thanks to our ongoing focus on cost management and operational leverage.”
Third Quarter 2023 Highlights
•Reported sales increased 7% and net income increased 55% to $84 million
•Core sales increased 2% and adjusted EBITDA of $193 million increased 26% from the prior year
•Pharma proprietary drug delivery systems had double-digit growth across multiple therapeutic applications
•Beauty’s prestige and mass fragrance dispensing technologies had double-digit sales growth
•Reported earnings per share increased about 56% to $1.26 compared to $0.81 in the prior year
•Adjusted earnings per share increased 39% to $1.39 compared to $1.00 in the prior year (including comparable exchange rates)
•Margins continued to expand across all three segments
•Cash flow from operations was $173 million and free cash flow was $97 million, up from $55 million in 2022, a 76% increase
Third Quarter Results
For the quarter ended September 30, 2023, reported sales increased 7% to $893 million compared to $837 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 2%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	13%	7%	(6%)	7%
Currency Effects (1)	(5%)	(5%)	(2%)	(4%)
Acquisitions	0%	0%	(1%)	(1%)
Core Sales Growth	8%	2%	(9%)	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s performance was driven by strong double-digit core sales growth for proprietary drug delivery systems used for allergic rhinitis, emergency medicines, central nervous system therapeutics, nasal saline rinse solutions, cough and cold, and eye care. The injectables division saw modest growth as new capacity continues to come online. Sales for active material science solutions were primarily impacted by a slow down in demand for probiotics, which had experienced exceptionally strong sales growth the past two years.

Aptar Beauty’s core sales growth was driven by ongoing strength in beauty dispensing solutions for prestige and mass fragrance. Regionally, Europe delivered another solid quarter, with modest growth in Latin America, as Asia continued to gradually improve. However, this progress was offset by continued softness in North America, primarily in the personal care market.
Core sales for the Aptar Closures segment declined compared with the prior year’s quarter driven by pass-throughs of lower resin costs, as well as lower product sales. While sales declined, unit volumes for the food and beverage markets improved.
Aptar reported third quarter earnings per share of $1.26, an increase of 56%, compared to $0.81 during the same period a year ago. Third quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.39, an increase of 39%, compared to $1.00 in the prior year, including comparable exchange rates.
Year-To-Date Results
For the nine months ended September 30, 2023, reported sales increased 5% to $2.65 billion compared to $2.53 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 3%.

Nine Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	11%	5%	(7)%	5%
Currency Effects (1)	(1)%	(1)%	0%	(1)%
Acquisitions	(1)%	0%	(1)%	(1)%
Core Sales Growth	9%	4%	(8)%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the nine months ended September 30, 2023, Aptar’s reported earnings per share were $3.32, an increase of 23%, compared to $2.70 reported a year ago. In the first nine months of the year, adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $3.57 and increased 22% from prior year adjusted earnings per share of $2.92, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 28% (approximately $0.15 per share negative impact compared to the current year effective tax rate of 25%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “We anticipate a strong end to 2023 and are energized for 2024. In the fourth quarter, we expect continued growth in our proprietary pharma drug delivery systems and continued improvement in our injectables division’s performance as new capacity continues to come online. Our fragrance dispensing solutions experienced strong growth in the first nine months of the year and we anticipate sales for these dispensing solutions to finish strong in 2023. Our Beauty and Closures segments will be aided by the improving environment in North America as we start to move past the destocking caused by elevated inventory levels. While we are clearly focused on growing the top line, the team is equally focused on reducing costs and driving profitable growth across each of our segments by leveraging our fixed cost base and reducing our SG&A as a percentage of sales.”
Aptar currently expects earnings per share for the fourth quarter of 2023, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.06 to $1.14. This guidance is based on an effective tax rate range of 24% to 26% which compares to an effective tax rate of 22% on prior year adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.06 and the spot rates at the end of September for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.02 per share tailwind when compared to the prior year fourth quarter earnings.

Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.41 per share. The payment date is November 16, 2023, to stockholders of record as of October 26, 2023. During the third quarter, Aptar repurchased 66 thousand shares for $8.3 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Thursday, October 26, 2023 at 8:00 a.m. Central Time to discuss the company’s third quarter results for 2023. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,500 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the recent events in the Middle East and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our restructuring initiatives; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Sales	$892,997	$836,860	$2,648,970	$2,526,335
Cost of Sales (exclusive of depreciation and amortization shown below)	566,691	546,376	1,697,824	1,638,114
Selling, Research & Development and Administrative	138,137	135,428	427,488	416,351
Depreciation and Amortization	62,686	57,601	184,212	174,818
Restructuring Initiatives	6,161	2,270	19,628	2,989
Operating Income	119,322	95,185	319,818	294,063
Other Income (Expense):
Interest Expense	(9,984)	(9,756)	(29,900)	(30,668)
Interest Income	946	752	2,266	2,029
Net Investment (Loss) Gain	(1,240)	649	1,839	(1,084)
Equity in Results of Affiliates	1,002	178	1,514	(184)
Miscellaneous Income (Expense), net	3	(2,093)	(1,341)	(3,144)
Income before Income Taxes	110,049	84,915	294,196	261,012
Provision for Income Taxes	25,751	30,738	72,265	80,851
Net Income	$84,298	$54,177	$221,931	$180,161
Net (Income) Loss Attributable to Noncontrolling Interests	(2)	67	201	131
Net Income Attributable to AptarGroup, Inc.	$84,296	$54,244	$222,132	$180,292
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.28	$0.83	$3.39	$2.75
Diluted	$1.26	$0.81	$3.32	$2.70

Average Numbers of Shares Outstanding:
Basic	65,707	65,322	65,550	65,446
Diluted	67,035	66,581	66,865	66,825

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
ASSETS

Cash and Equivalents	$151,573	$141,732
Accounts and Notes Receivable, Net	717,484	676,987
Inventories	490,872	486,806
Prepaid and Other Current Assets	142,829	124,766
Total Current Assets	1,502,758	1,430,291
Property, Plant and Equipment, Net	1,388,648	1,343,664
Goodwill	943,037	945,632
Other Assets	463,781	483,871
Total Assets	$4,298,224	$4,203,458

LIABILITIES AND EQUITY

Short-Term Obligations	$490,881	$122,791
Accounts Payable, Accrued and Other Liabilities	740,759	794,385
Total Current Liabilities	1,231,640	917,176
Long-Term Obligations	680,065	1,052,597
Deferred Liabilities and Other	172,830	165,481
Total Liabilities	2,084,535	2,135,254

AptarGroup, Inc. Stockholders' Equity	2,199,739	2,053,935
Noncontrolling Interests in Subsidiaries	13,950	14,269
Total Equity	2,213,689	2,068,204

Total Liabilities and Equity	$4,298,224	$4,203,458

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended September 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$892,997	$389,188	$323,980	$179,829	$—	$—

Reported net income	$84,298
Reported income taxes	25,751
Reported income before income taxes	110,049	108,113	17,415	11,647	(18,088)	(9,038)
Adjustments:
Restructuring initiatives	6,161	92	2,880	3,098	91
Net investment loss	1,240	—	—	—	1,240
Realized gain on investments included in net investment loss above	4,188	—	—	—	4,188
Adjusted earnings before income taxes	121,638	108,205	20,295	14,745	(12,569)	(9,038)
Interest expense	9,984					9,984
Interest income	(946)					(946)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	130,676	108,205	20,295	14,745	(12,569)	—
Depreciation and amortization	62,686	28,139	20,775	12,862	910
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$193,362	$136,344	$41,070	$27,607	$(11,659)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.7%	35.0%	12.7%	15.4%

	Three Months Ended September 30, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$836,860	$343,397	$303,046	$190,417	$—	$—

Reported net income	$54,177
Reported income taxes	30,738
Reported income before income taxes	84,915	83,571	14,729	10,460	(14,841)	(9,004)
Adjustments:
Restructuring initiatives	2,270	—	2,240	30	—
Net investment gain	(649)	—	—	—	(649)
Realized gain on investments included in net investment gain above	372	—	—	—	372
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	87,139	83,802	16,969	10,490	(15,118)	(9,004)
Interest expense	9,756					9,756
Interest income	(752)					(752)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	96,143	83,802	16,969	10,490	(15,118)	—
Depreciation and amortization	57,601	23,433	19,594	12,993	1,581
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,744	$107,235	$36,563	$23,483	$(13,537)	$—

Reported net income margins (Reported net income / Reported Net Sales)	6.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.4%	31.2%	12.1%	12.3%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended September 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,648,970	$1,135,934	$979,956	$533,080	$—	$—

Reported net income	$221,931
Reported income taxes	72,265
Reported income before income taxes	294,196	288,603	46,643	39,174	(52,590)	(27,634)
Adjustments:
Restructuring initiatives	19,628	1,657	12,650	4,060	1,261
Net investment gain	(1,839)	—	—	—	(1,839)
Realized gain on investments included in net investment gain above	4,188	—	—	—	4,188
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	316,428	290,260	59,492	43,290	(48,980)	(27,634)
Interest expense	29,900					29,900
Interest income	(2,266)					(2,266)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	344,062	290,260	59,492	43,290	(48,980)	—
Depreciation and amortization	184,212	81,248	61,883	38,097	2,984
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$528,274	$371,508	$121,375	$81,387	$(45,996)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	32.7%	12.4%	15.3%

	Nine Months Ended September 30, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,526,335	$1,026,090	$929,793	$570,452	$—	$—

Reported net income	$180,161
Reported income taxes	80,851
Reported income before income taxes	261,012	263,222	49,196	29,294	(52,061)	(28,639)
Adjustments:
Restructuring initiatives	2,989	—	2,774	215	—
Net investment loss	1,084	—	—	—	1,084
Realized gain on investments included in net investment loss above	1,213	—	—	—	1,213
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	266,529	263,453	51,970	29,509	(49,764)	(28,639)
Interest expense	30,668					30,668
Interest income	(2,029)					(2,029)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	295,168	263,453	51,970	29,509	(49,764)	—
Depreciation and amortization	174,818	70,340	60,373	39,511	4,594	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$469,986	$333,793	$112,343	$69,020	$(45,170)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.6%	32.5%	12.1%	12.1%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Income before Income Taxes	$110,049	$84,915	$294,196	$261,012

Adjustments:
Restructuring initiatives	6,161	2,270	19,628	2,989
Net investment loss (gain)	1,240	(649)	(1,839)	1,084
Realized gain on investments included in net investment loss (gain) above	4,188	372	4,188	1,213
Transaction costs related to acquisitions	—	231	255	231
Foreign currency effects (1)		6,002		5,327
Adjusted Earnings before Income Taxes	$121,638	$93,141	$316,428	$271,856

Provision for Income Taxes	$25,751	$30,738	$72,265	$80,851

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	(7,200)	—	(7,200)
Restructuring initiatives	1,611	607	5,170	795
Net investment loss (gain)	304	(159)	(450)	266
Realized gain on investments included in net investment loss (gain) above	1,026	91	1,026	297
Transaction costs related to acquisitions	—	57	65	57
Foreign currency effects (1)		2,173		1,650
Adjusted Provision for Income Taxes	$28,692	$26,307	$78,076	$76,716

Net (Income) Loss Attributable to Noncontrolling Interests	$(2)	$67	$201	$131

Net Income Attributable to AptarGroup, Inc.	$84,296	$54,244	$222,132	$180,292

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	7,200	—	7,200
Restructuring initiatives	4,550	1,663	14,458	2,194
Net investment loss (gain)	936	(490)	(1,389)	818
Realized gain on investments included in net investment loss (gain) above	3,162	281	3,162	916
Transaction costs related to acquisitions	—	174	190	174
Foreign currency effects (1)		3,829		3,677
Adjusted Net Income Attributable to AptarGroup, Inc.	$92,944	$66,901	$238,553	$195,271

Average Number of Diluted Shares Outstanding	67,035	66,581	66,865	66,825

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.26	$0.81	$3.32	$2.70

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	0.11	—	0.11
Restructuring initiatives	0.07	0.03	0.22	0.03
Net investment loss (gain)	0.01	(0.01)	(0.02)	0.01
Realized gain on investments included in net investment loss (gain) above	0.05	0.01	0.05	0.02
Transaction costs related to acquisitions	—	—	—	—
Foreign currency effects (1)		0.05		0.05
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.39	$1.00	$3.57	$2.92
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Cash Provided by Operations	$173,401	$129,695	$355,602	$306,349
Capital Expenditures	(76,187)	(78,869)	(231,199)	(226,131)
Proceeds from Government Grants	—	4,264	—	17,058
Free Cash Flow	$97,214	$55,090	$124,403	$97,276

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending December 31,
	Expected 2023	2022

Income before Income Taxes		$73,692

Adjustments:
Restructuring initiatives		3,608
Net investment loss		1,026
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,536
Adjusted Earnings before Income Taxes		$79,862

Provision for Income Taxes		$14,298

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		1,350
Restructuring initiatives		1,023
Net investment loss		251
Transaction costs related to acquisitions		—
Foreign currency effects (1)		298
Adjusted Provision for Income Taxes		$17,220

Net Loss Attributable to Noncontrolling Interests		$(398)

Net Income Attributable to AptarGroup, Inc.		$58,996

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		(1,350)
Restructuring initiatives		2,585
Net investment loss		775
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,238
Adjusted Net Income Attributable to AptarGroup, Inc.		$62,244

Average Number of Diluted Shares Outstanding		66,442

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$0.89

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		(0.02)
Restructuring initiatives		0.04
Net investment loss		0.01
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.02
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)	$1.06 - $1.14	$0.94
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.06 and the spot rates as of September 30, 2023 for all other applicable foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.
(3) AptarGroup’s expected earnings per share range for the fourth quarter of 2023, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 24% to 26%. This tax rate range compares to our fourth quarter of 2022 effective tax rate of 19% on reported earnings per share and 22% on adjusted earnings per share.